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UNITED RENTALS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2000

     GREENWICH, CT, February 28, 2001 - United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year ended December 31, 2000. The Company reported fourth quarter revenues of $751 million, a 12.2% increase over the $669 million reported for the fourth quarter of 1999. Of this increase, 5.5% represented same-store growth. Rental revenues were 71.2% of total revenues, sales of rental equipment were 12.3%, and sales of equipment and merchandise and other revenues were 16.5%. Net income for the quarter was $36.4 million, an 18.0% decrease compared to the same period last year. Diluted earnings per share for the fourth quarter of 2000 were $0.40, a 16.7% decrease compared with the $0.48 reported in last year's fourth quarter. Equipment utilization was 62.5% in the fourth quarter, and sharing of equipment among branches generated 11.8% of rental revenues.

     Revenues for the full year ended December 31, 2000 were $2.92 billion, a 30.7%
increase compared to the previous year. Of this increase, 12.9% represented same-store growth. Rental revenues were 70.5% of total revenues, sales of rental equipment were 11.9%, and sales of equipment and merchandise and other revenues were 17.6%. Net income was $176 million, a 15.0% increase from the previous year. Earnings per share were $1.89 per diluted share, a 14.5% increase compared to results reported for the full year ended December 31, 1999. Results for 1999 exclude charges of $0.12 per diluted share which reflect expenses incurred by the Company in the second quarter related to its terminated tender offer for Rental Service Corp.

     Bradley Jacobs, chairman and chief executive officer, said, "Revenues for the full year were up 30.7% year over year, and earnings per share for the full year increased 14.5%. We achieved these results in the face of a slowdown at the end of the year caused primarily by unusually bad weather in several parts of the country, TEA-21 project delays, and a weakening economy.

     "We are pleased that business is tracking slightly ahead of budget in January and February, and attribute this in large part to improved weather conditions. We are nevertheless preparing for the possibility that the economy will continue to slow despite recent reductions in interest rates. We are increasing our free cash flow from operations by reducing capital expenditures for new equipment and by actively taking steps to improve our overall cost structure. As we noted in December, we anticipate that free cash flow from operations in 2001 will be approximately $390 million, or about $300 million more than previously expected.

     "Our National Accounts program continues its rapid expansion. During the quarter we signed 145 new national agreements, bringing the total number of our large industrial and construction company partners to 1,250. National Accounts revenues for the year were approximately $250 million, significantly exceeding our internal projections.
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         "We remain confident about the long-term strength of the equipment rental industry. Every day more and more customers are recognizing the advantages of renting equipment rather than buying it. United Rentals is very well positioned to benefit from this powerful trend."


         The Company also announced that negotiations to purchase a majority interest in Neff Corp. have terminated.

         The Company will conduct an investor conference call at 11:00 AM EST today. Interested parties can participate in this call by dialing 1-913-981-5507. The conference call will also be broadcast live over the Internet at www.vcall.com and on the Company's web site at www.unitedrentals.com. A replay of the call will be available to all investors on the Company's web site for 10 days beginning shortly after the conference call.

         United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of 755 locations in 47 states, seven Canadian provinces, and Mexico. The Company's 15,000 employees serve over 1.2 million customers including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The Company offers for rent over 600 different types of equipment with a total original cost of approximately $3.4 billion. Additional information about United Rentals is available at the Company's web site at www.unitedrentals.com.

         Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "may," "will," "should," "on track" or "anticipate" or the negative thereof or comparable terminology, or by discussions of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable industry conditions could lead to a decrease in demand for the Company's equipment and to a decline in prices and rental rates, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company cannot be certain that it will have access to the additional capital that it may require or that its cost of capital will not increase, (4) acquisitions may become more expensive, may have undisclosed liabilities and may be more difficult to integrate, and (5) the Company is highly dependent on the services of its senior management. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.
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

                                                         Three months ended                     Year ended
                                                             December 31                        December 31
                                                        2000             1999             2000              1999
                                                        ----             ----             ----              ----

Revenues:
  Equipment rentals                                   $534,552          $468,782       $2,056,683        $1,581,026
  Sales of rental equipment                             92,701            75,875          347,678           235,678
  Sales of equipment and merchandise
    and other revenues                                 123,667           124,382          514,500           416,924
                                                      --------          --------       ----------        ----------
Total revenues                                         750,920           669,039        2,918,861         2,233,628

Cost of revenues:
  Cost of equipment rentals,
    excluding depreciation                             247,601           200,651          907,477           676,972
  Depreciation of rental equipment                      81,594            79,880          328,131           280,641
  Cost of rental equipment sales                        58,444            44,221          208,182           136,678
  Cost of equipment and merchandise
    sales and other operating costs                     93,197            94,403          386,501           314,419
                                                      --------          --------       ----------        ----------
Total cost of revenues                                 480,836           419,155        1,830,291         1,408,710
                                                      --------          --------       ----------        ----------

Gross profit                                           270,084           249,884        1,088,570           824,918

Selling, general and administrative expenses           118,869           104,401          454,330           352,595
Non-rental depreciation and amortization                23,691            19,659           86,301            62,867
                                                      --------          --------       ----------        ----------
Operating income                                       127,524           125,824          547,939           409,456
Interest expense                                        66,386            51,162          248,279           159,328
Other (income) expense, net                             (1,040)             (483)          (1,836)            8,321
                                                      ---------         --------       ----------        ----------
Income before provision for income taxes                62,178            75,145          301,496           241,807

Provision for income taxes                              25,804            30,798          125,121            99,141
                                                      --------          --------       ----------        ----------
Net income                                            $ 36,374          $ 44,347         $176,375          $142,666
                                                      ========          ========       ==========        ==========
Diluted earnings per share                               $0.40             $0.48            $1.89 (a)         $1.53 (b)
                                                      ========          ========       ==========        ==========

Weighted average diluted

    shares outstanding                                  91,821            93,200           99,254            93,036


     (a) Diluted earnings per share for the year ended December 31, 2000 is calculated by treating the Company's quarterly income preferred securities on an as converted basis.

     (b) Diluted earnings per share were $1.65 for the year ended
December 31, 1999 before deducting $0.12 per share of expenses incurred by the Company related to its terminated tender offer for Rental Service Corp.